EXHIBIT NO. 99.(h) 1

Amended and Restated Shareholder Servicing Agent Agreement

AMENDED AND RESTATED SHAREHOLDER SERVICING AGENT AGREEMENT made as of September 24, 2025 (the “Agreement”) by and among each of the Massachusetts business trusts and Delaware statutory trust listed on Annex A attached hereto (each a “Trust” and collectively the “Trusts”), on behalf of each Trust’s series of shares listed on such Annex A, as amended from time to time in accordance with the terms herein (each a “Fund” and collectively the “Funds”), and MFS Service Center, Inc., a corporation having its principal office and place of business at 111 Huntington Avenue, Boston, MA 02199 (“MFSC”);

WHEREAS, each Trust listed on Annex A has previously separately entered into a Shareholder Servicing Agent Agreement with MFSC, most recently amended effective January 1, 2025, pursuant to which each Fund has appointed MFSC to act as its Shareholder Servicing Agent (“Agent”);

WHEREAS, each Trust and MFSC desires to enter into this Agreement which applies to all of the Trusts and Funds listed on Annex A and which amends and restates each of the former Shareholder Servicing Agent Agreements to create a single combined agreement applicable to each;

WHEREAS, each Trust and Fund desires to continue to appoint MFSC to act as its Agent (as defined above) and to perform the duties and functions thereof in the manner and on the conditions hereinafter set forth;

WHEREAS, MFSC has the capacity of providing shareholder servicing agent services on behalf of each Fund and desires to act as such Agent for each Trust and Fund;

WHEREAS, shareholders and third-party intermediaries such as banks, broker-dealers, registered investment advisers or other financial institutions (each an “Intermediary”) may maintain accounts directly on the books of the Funds (“Direct Accounts”) or through an account held and serviced through an Intermediary (“Indirect Accounts”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. The Facility. MFSC represents that MFSC has the necessary computer equipment, software and other office equipment (“Facility”) adequate to perform the services contemplated hereby for all of the Funds listed on Annex A. The Facility is presently located at 111 Huntington Avenue, Boston, Massachusetts 02199.

2. Fund Trade Monitoring. Without limiting its duties as set forth herein, MFSC agrees to use commercially reasonable efforts to implement any exchange limitations and any other restrictions intended to limit or prevent late trading, market timing or excessive or short-term trading in each Fund pursuant to the MFS Fund Trade Monitoring Policy (as it may be amended time to time, the “FTM Policy”). MFSC shall monitor omnibus accounts for certain trading activity in accordance with the FTM Policy. MFSC shall also cooperate with and take such measures as the MFS Funds Board of Trustees (“Board”) may reasonably request to monitor the adherence by financial intermediaries which have entered into omnibus account or network arrangements with each Fund’s policies and procedures regarding late trading, market timing or excessive trading and the implementation of any short-term trading fees, exchange limitations and any other restrictions intended to prevent excessive or short-term trading in each Fund.

In carrying out its responsibilities under this Section 2, MFSC agrees to coordinate with such fund trade monitoring or similar groups or committees established from time to time by Massachusetts Financial Services Company (“MFS”), the sponsor, investment adviser and administrator of the Funds and the parent of MFSC. MFS has established a Fund Trade Monitoring and Sub-Accounting Oversight Committee (“FTM Committee”) and a Fund Trade Monitoring Group (“FTM Group”). The FTM Group monitors for potential violations of any limitations on exchanges established from time to time and for potential market timing and late trading activity. The FTM Committee supervises the activities of the FTM Group. The FTM Committee shall periodically review the MFS Fund Trade Monitoring Policy and the Board shall approve any material changes thereto. MFSC shall make such periodic reports to the Board (or a committee thereof) as reasonably requested from time to time.

3. Information Security and Privacy Policies. MFSC agrees to implement, maintain and comply in all material respects with policies and procedures (collectively, the "Information Security and Privacy Policies") reasonably designed to address the requirements of applicable state, federal, and foreign laws and regulations regarding the security, protection and confidentiality of records and data of the Funds that contain personal information ("PI") to which MFSC is given access. These include as of the date of this Agreement, Massachusetts General Law, ch. 93H and the regulations thereunder, Title V of the Gramm-Leach-Bliley Act of 1999 and the rules and regulations promulgated thereunder, the Securities and Exchange Commission’s Regulation S-P, as amended, General Data Protection Regulation (Regulation (EU) 2016/679, and United Kingdom General Data Protection Regulation, as it forms part of the United Kingdom of England and Wales, Scotland, and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and the Data Protection Act 2018. MFSC agrees that the Information Security and Privacy Policies shall address: (i) administrative, technical, and physical safeguards for the protection of records and data that contain PI; (ii) detection of unauthorized access to or use of PI for unauthorized purposes; and (iii) the proper destruction of such records and data so that the information contained therein cannot be practicably read or reconstructed. MFSC shall provide such reports to the Board or a committee thereof as may be required by the Information Security and Privacy Policies or otherwise reasonably requested.

4. Rights in Data and Confidentiality. MFSC and the Funds agree that all records, data, files, input materials, reports, forms and other data received, computed or stored pursuant to the negotiation or the performance of this Agreement shall remain confidential and that all records and other data shall be furnished without additional charge, except for actual processing costs, to the Funds in machine readable as well as printed form, upon request, immediately upon termination of this Agreement or at any Fund’s request. MFSC and the Funds shall safeguard and maintain the confidentiality of the data received pursuant to the negotiation and performance of this Agreement and shall not transfer or disclose any of this data to any third party except (i) as required by applicable law, rule, or regulation, (ii) as provided in response to the request of a regulatory authority, (iii) for disclosures on a confidential basis by either party to its legal counsel, accountants, or other professional advisers solely to the extent that any such disclosure is made for a purpose contemplated by this Agreement, (iv) for disclosures of information that has become public by means other than wrongful conduct by such party or its officers, employees, or other personnel, (v) as is reasonably necessary for MFSC to carry out its responsibilities, (vi) to Service

Providers (see defined below) where such Service Provider is legally bound to keep the information confidential or (vii) as otherwise expressly agreed to in writing by the parties.

5. Services. MFSC agrees that it will perform services set forth herein and on Schedule 1 of this Agreement, as it may be amended or restated from time to time, on behalf of the Funds, the Funds’ then-current prospectuses and policies and procedures adopted by MFSC and the Funds (together, “Services”). MFSC will provide, implement and maintain the personnel, facilities, systems, data storage and reporting necessary to perform such Services.

6. Use of Service Providers. Notwithstanding any other provision of this Agreement, MFSC may, consistent with applicable law, from time to time employ, delegate, or appoint an affiliated or unaffiliated party or person to carry out some or all of the services or obligations under this Agreement (collectively, “Service Providers”). For the avoidance of doubt, Intermediaries shall not be deemed Service Providers as such term is used under this Agreement.  MFSC is responsible for performing due diligence and monitoring its Service Providers to ensure compliance with all of MFSC's corresponding requirements set forth in this Agreement. MFSC agrees that any use of Service Providers shall in no way limit MFSC’s obligations and liability under this Agreement. MFSC will notify the Board regarding any material changes to MFSC’s use of Service Providers.

7. Agreements with Intermediaries. The Funds authorize MFSC to enter into agreements with Intermediaries, which maintain Indirect Accounts, to carry out the following:

(a) Services. Process the purchase, sale, exchange, and transfer of Fund shares by shareholders, and transmit and settle such orders to MFSC, and provide record keeping and sub-accounting services, in accordance with procedures established by such agreement. MFSC shall also perform oversight and due diligence of Intermediaries that have contracted with MFSC for the provision of sub-accounting services to the Funds.

(b) Compliance with Rule 22c-2 under the Investment Company Act of 1940 and the rules and regulations hereafter as amended (the “’40 Act”). Enter into agreements, on behalf of the Fund, with Intermediaries that hold shares in omnibus accounts for purposes of compliance with Rule 22c-2 of the '40 Act.

(c) Sub-accounting Fee Payments. Each Fund authorizes MFSC or its affiliate to enter into, on its behalf, agreements with such Intermediaries for payment of sub-accounting fees in consideration of such Intermediary's performance of these services in accordance with the Board approved sub-accounting fee/rate structure.

(d) Reports. MFSC shall make periodic reports to the Board (or a committee thereof) regarding sub-accounting and networking oversight matters.

8. Anti-Money Laundering. The Funds authorize MFSC to perform, on behalf of the Funds, Services to comply with the Bank Secrecy Act, USA Patriot Act, and other applicable Anti-Money Laundering ("AML") laws and regulations and in accordance with the AML program adopted by the Funds, MFSC shall maintain policies and procedures, and related internal controls, which are consistent with such AML program. MFSC will also maintain policies and procedures (“OFAC Policies”) to comply with economic sanction programs administered by the U.S. Treasury Department's Office of Foreign Asset Control ("OFAC"), including checking shareholder names against the OFAC list of sanctioned persons. MFSC is authorized to take, on behalf of the Funds, any action permitted by law and in accordance with the Funds’ AML program and OFAC Policies in carrying out its responsibilities under the Funds’ AML program and OFAC Policies, including rejecting purchases, freezing shareholder accounts, restricting certain services, or closing shareholder accounts if (a) suspicious activity is detected, (b) it is unable to verify the identity of a shareholder, or (c) a shareholder matches a government list of known or suspected suspicious persons.

9. Compliance with Governmental Rules and Regulations. Except as otherwise provided in the Agreement and except for the accuracy of information furnished to the Funds by MFSC, each Fund assumes full responsibility for the preparation, contents and distribution of its prospectuses and compliance with all applicable requirements of the '40 Act, the Securities Exchange Act of 1934 and the rules and regulations thereunder as amended ("'34 Act"), the Securities Act of 1933 (the "'33 Act"), and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund. In addition to its other responsibilities specified herein, MFSC shall be responsible for complying with all laws, rules and regulations of governmental authorities having jurisdiction over transfer agents and their activities, as applicable, and cooperating with respect to examinations and requests from such governmental authorities.

10. Standard of Service. As Agent for the Funds, MFSC agree to provide service equal to or better than that provided by MFSC or others furnishing shareholder services to other open-end investment companies (“Standard”) at a fee comparable to the fee paid to MFSC for MFSC’s services hereunder. The Standard shall include at least the following:

(a) Prompt reconciliation of any differences as to the number of outstanding shares between various Facility records or between Facility records and records of each Fund’s custodian;

(b) Prompt processing of shareholder correspondence and of other matters requiring action by MFSC;

(c) Prompt clearance of any daily volume backlog;

(d) Providing innovative services and technological improvements;

(e) Meeting the requirements of any governmental authority having jurisdiction over MFSC or the Funds; and

(f) Prompt reconciliation of all bank accounts under MFSC’s control belonging to the Funds or MFS.

If any MFS Fund serviced by MFSC is reasonably of the view that the service provided by MFSC does not meet the Standard, it shall give MFSC written notice specifying the particulars, and MFSC then shall have 120 days in which to restore the service so that it meets the Standard, except that such period shall be 180 days with respect to meeting that portion of the Standard described above in item (d) of this paragraph 4. If at the end of such period the Fund remains reasonably of the view that the service provided by MFSC, in the particulars specified, does not meet the Standard, then the MFS Fund or Funds having a majority of the accounts for which MFSC is then Agent may, by appropriate action (including the concurrence of a majority of the Trustees of such MFS Fund or Funds, who are not interested persons of MFS), elect to terminate this Agreement for cause as to all such Funds upon 90 days notice to MFSC. Upon termination hereof, the Fund or Funds shall pay MFSC such compensation as may be due to MFSC as of the date of such termination, and shall likewise reimburse MFSC for any costs, expenses, and disbursements reasonably incurred by MFSC to such date in the performance of MFSC’s duties hereunder.

11. Successor. In the event that in connection with termination a successor to any of MFSC’s duties or responsibilities hereunder is designated by the Funds by written notice to MFSC, MFSC will, promptly upon such termination and at the expense of the Funds, transfer to such successor a certified list of the shareholders of each Fund (with name, address and tax identification or Social Security number), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by MFSC under this Agreement in a form reasonably acceptable to the Funds (if such form differs from the form in which MFSC has maintained the same, the Funds shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from MFSC’s knowledgeable personnel in the establishment of books, records and other data by such successor.

12. Record Keeping. MFSC will maintain records in a form acceptable to the Funds and in compliance with the rules and regulations of the Securities and Exchange Commission, including but not limited to records required to be maintained by Section 31(a) of the '40 Act and, which at all times will be the property of the Funds and will be available for inspection and use by each Fund.

13. Fees and Expenses. For the Services performed as described hereunder and on Schedule 1 of this Agreement, the Funds shall pay such fees and expenses as mutually agreed upon by the parties as set forth in Annex B, as it may be amended from time to time.

14. Representations and Warranties of MFSC. MFSC represents and warrants to the Funds that:

(a) It is a corporation duly organized and existing and in good standing under the laws of Delaware;

(b) It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement; and

(c) It is registered with the Securities and Exchange Commission as a Transfer Agent pursuant to Section 17A of the '34 Act.

15. Representations and Warranties of the Trusts. Each Trust represents and warrants to MFSC that:

(a) It is duly organized as a Massachusetts business trust or Delaware statutory trust, as applicable, existing in good standing;

(b) It is empowered under applicable laws and by its formation documents and By-Laws to enter into and perform this Agreement; and

(c) All proceedings required by said formation documents and By-Laws have been taken to authorize it to enter into and perform this Agreement.

16. Duty of Care and Indemnification. MFSC will at all times act in good faith in performing its duties hereunder. MFSC will not be liable or responsible for delays or errors by reason of circumstances beyond MFSC’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond MFSC’s control, flood or catastrophe, acts of God, insurrection, war, riots, quarantines, pandemics, embargoes and other similar unusual governmental action, or failure beyond MFSC’s control of transportation, communication or power supply. The Funds will indemnify MFSC against and hold MFSC harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from MFSC’s bad faith or negligence, and arising out of, or in connection with, MFSC’s duties on behalf of each Fund hereunder. In addition, the Funds will indemnify MFSC against and hold MFSC harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of MFSC’s acting in accordance with any instructions reasonably believed by MFSC to have been communicated by any person duly authorized by the Funds or their Principal Underwriter, or as a result of acting in accordance with written or oral advice reasonably believed by MFSC to have been given by counsel for the Funds, or as a result of acting in accordance with any instrument or share certificate reasonably believed by MFSC to have been genuine and signed, countersigned or executed by any person or persons authorized to sign, countersign or execute the same (unless contributed to by MFSC’s gross negligence or bad faith). In any case in which any Fund may be asked to indemnify MFSC or hold MFSC harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and MFSC will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend MFSC against any claim which may be the subject of this indemnification, and in the event that the Fund so elects such defense shall be conducted by counsel chosen by the Fund and satisfactory to MFSC and it will so notify MFSC, and thereupon the Fund shall take over complete defense of the claim and MFSC shall sustain no further legal or other expenses in such situation for which MFSC seeks indemnification under this paragraph, except the expense of any additional counsel retained by MFSC. MFSC will in no case confess any claim or make any compromise in any case in which a Fund will be asked to indemnify MFSC except with the Fund’s prior written consent. Neither party to this Agreement shall be liable to the other party for consequential damages even if advised of the possibility of such damages. The obligations of the parties hereto under this paragraph shall survive the termination of this Agreement.

If any officer of a Fund shall no longer be vested with authority to sign for the Fund, written notice thereof shall forthwith be given to MFSC by the Fund and until receipt of such notice by it, MFSC shall be fully indemnified and held harmless by the Fund in recognizing and acting upon certificates or other instruments bearing the signatures or facsimile signatures of such officer.

17. Insurance. MFSC will notify each Fund should any of MFSC’s insurance coverage be materially changed, such notification to include the date of change and reason or reasons therefore.

18. Notices. Any notice as required by this Agreement shall be sufficiently given (i) when sent to, and received by, an authorized person of the other party in writing, which may be electronic; or (ii) as otherwise agreed upon by appropriate officers of the parties hereto.

19. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20. Termination. This Agreement shall continue indefinitely until terminated by 90 days’ written notice given by the Funds to MFSC or by MFSC to the Funds. Upon termination hereof, the Funds shall pay MFSC such compensation as may be due to MFSC as of the date of such termination, and shall likewise reimburse MFSC for any costs, expenses, and disbursements reasonably incurred by MFSC to such date in the performance of MFSC’s duties hereunder. MFSC agrees to cooperate with the Funds and provide all necessary assistance in effectuating an orderly transition upon termination of this Agreement.

21. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts, as applicable. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same. A copy of each Funds’ Declaration of Trust is on file with the Secretary of State of The State of Delaware or the Secretary of the Commonwealth of Massachusetts. The obligations of or arising out of this Agreement are not binding upon any of the Funds’ trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Funds in accordance with their proportionate interest hereunder. If this Agreement is executed by a Trust on behalf of one or more Funds or other series of the Trust, MFSC further acknowledges that the assets and liabilities of the Fund are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets and property of the Fund on whose behalf the applicable Trust has executed this Agreement. If a Trust has executed this Agreement on behalf of more than one Fund or other series, MFSC also agrees that the obligations of each Fund or other series hereunder shall be several, in accordance with its proportionate interest hereunder, and MFSC agrees not to proceed against any Fund or other series for the obligations of another Fund or series.

22. Forum Selection. Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns must be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (and may not be brought or determined in any other forum or jurisdiction), and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the sole and exclusive jurisdiction of the aforesaid courts.

23. No Third-Party Beneficiary. This agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to shareholders of the Funds.

24. Amendment. Neither this Agreement nor any provision hereof may be changed, waived, or discharged orally. The parties by mutual written agreement may amend this Agreement at any time. In addition, in connection with the operation of this Agreement, MFSC and the Funds may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may, in their joint opinion, be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by all parties and annexed hereto, but no such provision shall contravene any applicable federal or state law or regulation and no such interpretive or additional provision shall be deemed to be an amendment of this Agreement. Annex A of this Agreement may be amended and restated by an officer of the Trusts to reflect the termination of any Fund (or change in the name of a Fund) or to reflect the addition of any Fund hereafter established, as applicable.

25. Cash Management. MFSC is authorized to establish and maintain one or more demand deposit or similar cash management accounts to facilitate the transfer of cash to and from the Funds or the Funds’ custodians in connection with purchase, redemption, dividend disbursement, and other similar activities, and acknowledges that such accounts may consist of cash associated with other Funds. MFSC may maintain such account(s) at the bank or banks deemed appropriate by MFSC in its discretion and in accordance with applicable law. The Funds acknowledge and agree that MFSC may invest balances of any such accounts in one or more money market or short-term investment instruments, including shares of money market funds, as may be approved by the Funds from time to time. All income and/or profits realized from such investment shall be credited against operating expenses incurred by MFSC in providing services under the Agreement, thus reducing the fee payable according to Annex B, as agreed between the Funds and MFSC from time to time, and thus directly benefiting the Funds. The Funds acknowledge and agree that, provided MFSC has acted in good faith and without negligence and has exercised reasonable care, the Funds shall be responsible for any investment losses resulting from MFSC's investment of the balances of any such accounts in accordance with this paragraph, to the extent not satisfied through MFSC's rights to indemnification under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers duly authorized, effective as of September 24, 2025.

On Behalf of the Trusts set forth in

Annex A attached hereto

By: /s/CHRISTOPHER BOHANE

Name: Christopher Bohane

Title: Assistant Secretary and Assistant Clerk of the Funds

MFS SERVICE CENTER, INC.

By: /s/MARGARHEETA WISE

Name: Margarheeta Wise

Title: President

ANNEX A

TRUST/FUND NAME	ACRONYM
MASSACHUSETTS INVESTORS TRUST	MIT
MASSACHUSETTS INVESTORS GROWTH STOCK FUND	MIG
MFS SERIES TRUST I
MFS Core Equity Fund	RGI
MFS Low Volatility Equity Fund	LVU
MFS Low Volatility Global Equity Fund	LVO
MFS New Discovery Fund	NDF
MFS Research International Fund	RIF
MFS Technology Fund	SCT
MFS U.S. Government Cash Reserve Fund	LMM
MFS Value Fund	EIF
MFS SERIES TRUST II
MFS Growth Fund	MEG
MFS SERIES TRUST III
MFS Global High Yield Fund	HYO
MFS High Income Fund	MFH
MFS High Yield Pooled Portfolio	HYP
MFS Municipal High Income Fund	MMH
· MFS SERIES TRUST IV
MFS Blended Research Emerging Markets Equity Fund	BRK
MFS Blended Research International Equity Fund	BRX
MFS Global New Discovery Fund	GND
MFS Mid Cap Growth Fund	OTC
MFS U.S. Government Money Market Fund	MCM
MFS SERIES TRUST V
MFS International New Discovery Fund	MIO
MFS Research Fund	MFR
MFS Total Return Fund	MTR
MFS SERIES TRUST VI
MFS Global Equity Fund	LGE
MFS Global Total Return Fund	MWT
MFS Utilities Fund	MMU
MFS SERIES TRUST VII
MFS Emerging Markets Equity Research Fund	EEM
MFS Equity Income Fund	EQI
MFS Intrinsic Value Fund	UIV
MFS SERIES TRUST VIII
MFS Global Growth Fund	WGF
MFS Income Fund	MFO
MFS SERIES TRUST IX
MFS Corporate Bond Fund	MFB

MFS Inflation-Adjusted Bond Fund	IAB
MFS Limited Maturity Fund	MQL
MFS Municipal Limited Maturity Fund	MTL
MFS Total Return Bond Fund	RBF
MFS SERIES TRUST X
MFS Aggressive Growth Allocation Fund	AGG
MFS Blended Research Growth Equity Fund	BRW
MFS Blended Research Mid Cap Equity Fund	BMS
MFS Blended Research Small Cap Equity Fund	BRS
MFS Blended Research Value Equity Fund	BRU
MFS Conservative Allocation Fund	CON
MFS Emerging Markets Debt Fund	EMD
MFS Emerging Markets Debt Local Currency Fund	EML
MFS Emerging Markets Equity Fund	FEM
MFS Global Opportunistic Bond Fund	GLB
MFS Growth Allocation Fund	GRO
MFS International Diversification Fund	MDI
MFS International Growth Fund	FGF
MFS International Intrinsic Value Fund	FGI
MFS International Large Cap Value Fund	MKV
MFS Managed Wealth Fund	MGW
MFS Moderate Allocation Fund	MOD
MFS SERIES TRUST XI
MFS Blended Research Core Equity Fund	UNE
MFS Mid Cap Value Fund	MDV
MFS SERIES TRUST XII
MFS Core Bond Fund	MCB
MFS Lifetime 2025 Fund	L25
MFS Lifetime 2030 Fund	ML3
MFS Lifetime 2035 Fund	L35
MFS Lifetime 2040 Fund	ML4
MFS Lifetime 2045 Fund	L45
MFS Lifetime 2050 Fund	ML5
MFS Lifetime 2055 Fund	L55
MFS Lifetime 2060 Fund	ML6
MFS Lifetime 2065 Fund	L65
MFS Lifetime Income Fund	LRT
MFS SERIES TRUST XIII
MFS Diversified Income Fund	DIF
MFS Global Real Estate Fund	GRE
MFS Government Securities Fund	MFG
MFS New Discovery Value Fund	NDV

MFS SERIES TRUST XIV
MFS Institutional Money Market Portfolio	IMM
MFS SERIES TRUST XV
MFS Commodity Strategy Fund	CMS
MFS Global Alternative Strategy Fund	DTR
MFS SERIES TRUST XVI[1]

1 MFS Series Trust XVI currently has no fund series as of the date of this agreement.

MFS SERIES TRUST XVII
MFS International Equity Fund	IIE
MFS MUNICIPAL SERIES TRUST
MFS Alabama Municipal Bond Fund	MAL
MFS Arkansas Municipal Bond Fund	MAR
MFS California Municipal Bond Fund	MCA
MFS Georgia Municipal Bond Fund	MGA
MFS Maryland Municipal Bond Fund	MMD
MFS Massachusetts Municipal Bond Fund	MMA
MFS Mississippi Municipal Bond Fund	MMP
MFS Municipal Income Fund	LMB
MFS Municipal Intermediate Fund	MIU
MFS New York Municipal Bond Fund	MNY
MFS North Carolina Municipal Bond Fund	MNC
MFS Pennsylvania Municipal Bond Fund	MPA
MFS South Carolina Municipal Bond Fund	MSC
MFS Virginia Municipal Bond Fund	MVA
MFS West Virginia Municipal Bond Fund	MWV
MFS VARIABLE INSURANCE TRUST
MFS Global Equity Series	VGE
MFS Growth Series	VEG
MFS Investors Trust Series	VGI
MFS Mid Cap Growth Series	VMG
MFS New Discovery Series	VND
MFS Research Series	VFR
MFS Total Return Bond Series	VFB
MFS Total Return Series	VTR
MFS Utilities Series	VUF
MFS Value Series	VLU
MFS VARIABLE INSURANCE TRUST II
MFS Blended Research Core Equity Portfolio	CGS
MFS Core Equity Portfolio	RGS
MFS Corporate Bond Portfolio	BDS
MFS Emerging Markets Equity Portfolio	FCE
MFS Global Governments Portfolio	WGS
MFS Global Growth Portfolio	WGO
MFS Global Research Portfolio	RES
MFS Global Tactical Allocation Portfolio	WTS
MFS Government Securities Portfolio		GSS
MFS High Yield Portfolio		HYS
MFS International Growth Portfolio		SIS

MFS International Intrinsic Value Portfolio	FCI
MFS Massachusetts Investors Growth Stock Portfolio	FCG
MFS Research International Portfolio	MIS
MFS Income Portfolio	RSS
MFS Technology Portfolio	TKS
MFS U.S. Government Money Market Portfolio	MKS
MFS VARIABLE INSURANCE TRUST III[2]
MFS Blended Research Small Cap Equity Fund	VSC
MFS Conservative Allocation Portfolio	VCA
MFS Global Real Estate Portfolio	VRE
MFS Growth Allocation Portfolio	VGA
MFS Inflation-Adjusted Bond Portfolio	VIA
MFS Limited Maturity Portfolio	VLT
MFS Mid Cap Value Portfolio	VMC
MFS Moderate Allocation Portfolio	VMA
MFS New Discovery Value Portfolio	VDV

2 MFS Variable Insurance Trust III is a Delaware statutory trust. All other trusts listed on Annex A are Massachusetts business trusts.

ANNEX B

Effective January 1, 2025

Fees. In return for the shareholder services provided by the MFSC under this Agreement, the Funds shall pay the MFSC each calendar year (each a "Contract Period") a fee at an agreed upon fixed amount which include the following, subject to any adjustments as described herein:

(i) Estimated expenses incurred by MFSC to provide the services hereunder, based on certain underlying assumptions including, but not limited to, assumptions regarding asset levels, staffing and other discretionary expenses incurred by MFSC to provide the services ("Operating Costs");

(ii) estimated technology project costs specifically incurred by MFSC or otherwise allocated to MFSC for the Contract Period ("Project Costs" and together with the Operating Costs, the "Maintenance Fee"); and

(iii) an agreed upon profit margin applied to the lesser of the budgeted or actual Operating Costs and Project Costs incurred during the year less agreed-upon offsets ("Profit Margin").

The Operating Costs, Project Costs plus the Profit Margin shall be referred to as the "Maintenance Fee".

In addition to the Maintenance Fee, MFSC will be reimbursed by the Funds for out-of-pocket expenses reasonably incurred by it on behalf of the Funds, including but not limited to expenses for postage, telephone usage, printing/supply usage, electronic document distribution, third party (e.g., NSCC) transaction charges, outsourcing fees (e.g., closed-end servicing, print mail labor and mail/cash/transaction processing) and other miscellaneous fees ("Out-of-Pocket Expenses").

MFS shall use the method presented to the Board (typically at the March Board Meeting in connection with the annual budget proposal as described below), to allocate the Maintenance Fee to the Funds as such methodology may be amended from time to time by agreement between MFSC and the Board.

In connection with each Contract Period (typically at the March Board Meeting during the Contract Period), MFSC shall provide to the Board (or a Committee thereof) :

(i) an annual business plan for MFSC for such Contract Period;

(ii) an overview of the estimated budgeted Maintenance Fee and Out-of-Pocket Expenses for the upcoming Contract Period;

(iii) a review of the actual Operating Costs incurred by MFSC for the prior Contract Period as compared to the agreed-upon budgeted Operating Costs for such Contract Period;

(iv) a review of actual Project Costs for the prior Contract Period as compared to the agreed-upon budgeted Project Costs for such Contract Period; and

(v) such other information as the Board (or Committee thereof) may reasonably request.

Each year. MFSC and the Committee may agree upon certain adjustments to the proposed Maintenance Fee budget for the then-current year. including:

(i) a credit in the amount of any excess profit margin accrued for the prior year if the actual costs incurred during the year are less than the agreed-upon budgeted amount of such costs upon which the profit margin is applied;

(ii) If actual Project Costs for the prior Contract Period are less than the prior year budgeted amount (e.g.. due to delay or cancellation of the relevant project). an agreed-upon credit against the proposed Maintenance Fee for the upcoming year will be given; and

(iii) If actual Project Costs for the prior Contract Period are greater than the prior year budgeted amount, MFSC may propose to include such excess amounts in the upcoming year's proposed Maintenance Fee budget, which may or may not be approved by the Board and/or the Committee.

The Board and/or Committee and MFSC shall, based on the annual budget proposal presentation and related discussions. agree upon a dollar amount representing the Maintenance Fee and Out of-Pocket Expenses for the applicable Contract Period.

If during a Contract Period, Funds are either added to the Agreement or terminate and are no longer subject to the Agreement, the asset-based fee shall be adjusted, if necessary, so that the total of payments expected to be paid by the then remaining Funds under the Agreement will continue to be reasonably calibrated to pay MFSC the Maintenance Fee , as it may be adjusted, for the applicable Contract Period.

Schedule 1: Services to be Performed

MFSC agrees that it will perform Services on behalf of the Funds for Direct Accounts in accordance with procedures developed and maintained by MFSC, all applicable laws, and the Funds’ then-current prospectuses. Such Services include, but are not limited to, the following:

- Maintaining books and records for the Fund

- Establishing shareholder and Intermediary accounts

- Processing purchase, redemption, and exchange orders

- Receiving and disbursing settlement proceeds

- Processing redemptions

- Processing fund mergers and reorganizations

- Processing transfer of ownership orders

- Processing maintenance requests on shareholder accounts

- Processing transactions unique to retirement accounts (e.g., required minimum distributions, etc.).

- Processing adjustments in shareholder accounts and monitoring and reporting gains and losses resulting from as of adjustments.

- Processing electronic or digital debits or payments

- Handling returned checks, ACH debits and uncollected funds

- Processing dividends, distributions and other Fund corporate actions for shareholder accounts

- Preparing and transmitting shareholder tax information and government reporting

- Performing Federal and State tax withholding and remittance and associated reporting

- Monitoring and enforcing the Fund's excessive trading policy

- Performing lost shareholder identification and searches

- Reviewing, reporting, and remitting abandoned property to the states

- Responding to shareholder correspondence and reporting lost or stolen fund certificates

- Maintaining telephone, VRU, and electronic access to service shareholder accounts

- Collecting and remitting shareholder fees

- Calculating and paying sub-accounting and 12b-1 fee payments

- Preparing and delivering confirmations, statements and tax forms to shareholders and plan participants

- Oversight of the delivery of prospectuses, shareholder reports and other required mailings to shareholders

- Monitoring “as-of transactions” in accordance with the MFS As-of Capital Stock Policy for MFS 1940 Act Mutual Funds

- Promptly performing bank reconciliation process including the reconciliation of outstanding shares between the shareholder recordkeeping system and records of the Fund’s custodians

- Ensure prompt clearance of any daily volume backlog

- Providing innovative services and technological improvements

- Coordinating with independent public accountants for reviews and audits

- Maintaining and providing information necessary for the completion of regulatory filings

- Reporting Blue Sky information to the Fund

- Developing, implementing and maintaining systems, policies and procedures designed to prevent unauthorized access to shareholder accounts.

- Performing functions for compliance with the Fund's anti-money laundering, OFAC and identity theft program

- Maintaining and testing of business continuity plan and disaster recovery sites

- Developing, implementing and maintaining policies and procedures to comply with new and existing regulations, as applicable

- Performing such other Services as mutually agreed upon by the parties